Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Max Tunnicliff, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS SECOND-QUARTER 2017 RESULTS AND INCREASES SHARE REPURCHASE AUTHORIZATION TO $2.35 BILLION

•	The North America region reported 8% revenue growth and strong operating margin of 11.8%, despite the negative impact of higher raw materials.

•	The EMEA region reported sequential operating margin improvement driven by product availability.

•
Cash used in operating activities improved by $213 million and free cash flow(3) improved by $191 million, compared to the same prior-year period, primarily driven by a strong focus on working capital optimization.

•
GAAP earnings per diluted share were $2.52 compared to $4.15 in the same prior-year period, primarily driven by the timing of tax planning activities in the same prior-year period; ongoing business earnings per diluted share(1) (non-GAAP) were $3.35 compared to $3.50 in the same prior-year period.

•
The Company revises its full-year earnings per diluted share guidance to a range of $12.40 to $12.90 on a GAAP basis and $14.50 to $15.00 on an ongoing basis, driven by increased raw material inflation and lower product price/mix in China and Europe.

•	The Company revises its full-year cash provided by operating activities guidance to a range of $1.65 billion to $1.70 billion and reaffirms its free cash flow guidance of $1 billion.

•	The Company paid an increased dividend of $1.10 and repurchased $200 million in common stock during the second quarter.

•
The Board of Directors approved an additional $2 billion share repurchase authorization, bringing the Company's total authorization to $2.35 billion; the Company intends to continue repurchasing stock throughout the remainder of 2017.

BENTON HARBOR, Mich., July 26, 2017 - Whirlpool Corporation (NYSE: WHR) announced today second-quarter GAAP net earnings of $189 million, or $2.52 per diluted share, compared to $320 million, or $4.15 per diluted share, reported for the same prior-year period. GAAP net earnings were negatively impacted primarily by higher income tax expenses of approximately $90 million, compared to the same prior-year period, driven by the timing of tax planning activities in the same prior-year period. Second-quarter ongoing business earnings per diluted share(1) totaled $3.35 compared to $3.50 in the same prior-year period.

“We delivered very strong results in North America and Latin America and improved EMEA operating margins,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “We also continued to deliver significant improvements in our free cash flow generation and remain confident in our full-year free cash flow goals.”

Second-quarter net sales were $5.3 billion, compared to $5.2 billion in the same prior-year period. Excluding the impact of currency, sales increased more than 3 percent.

Second-quarter GAAP operating profit totaled $274 million, or 5.1 percent of sales, compared to $368 million, or 7.1 percent of sales, in the same prior-year period. Second-quarter ongoing business operating profit(2) totaled $373 million, or 6.9 percent of sales, compared to $437 million, or 8.4 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, cost productivity and unit volume growth partially offset unfavorable impacts from raw material inflation and product price/mix.

For the six months ended June 30, 2017, Whirlpool Corporation reported cash used in operating activities of $(191) million compared to $(404) million in the same prior-year period. The Company reported free cash flow(3) of $(356) million for the first six months of 2017 compared to $(547) million in the same prior-year period, driven by the Company's focus on working capital optimization.

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported second-quarter net sales of $3.0 billion, compared to $2.8 billion in the same prior-year period. Excluding the impact of currency, sales increased 9 percent.

The region reported second-quarter operating profit of $354 million, or 11.8 percent of sales, compared to $340 million, or 12.3 percent of sales, in the same prior-year period. The operating profit increase was driven by very strong unit volume growth in its core and adjacent businesses, while operating margin declined due to unfavorable impacts from raw material inflation and foreign currency.

The Company continues to expect full-year 2017 industry unit shipments in the U.S. to increase by 4 to 6 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported second-quarter net sales of $1.2 billion, compared to $1.3 billion in the same prior-year period. Excluding the impact of currency, sales decreased 5 percent.

The region reported breakeven second-quarter GAAP operating profit compared to GAAP operating profit of $46 million, or 3.5 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) was breakeven compared to ongoing business segment operating profit(4) of $60 million, or 4.6 percent of sales, in the same prior-year period.

Compared to the prior-quarter period, the region reported sequential quarter operating profit improvement of $17 million, driven by improved product availability compared to the first quarter.

The Company continues to anticipate solid second-half operating profit recovery driven by its simplified brand structure, additional product availability improvements and the deployment of marketing actions to support new product launches.

The Company continues to expect full-year 2017 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported second-quarter net sales of $848 million, compared to $826 million in the same prior-year period. Excluding the impact of currency, sales decreased 1 percent.

The region reported second-quarter operating profit of $59 million, or 7.0 percent of sales, compared to $50 million, or 6.1 percent of sales, in the same prior-year period, driven by favorable product price/mix and cost productivity which more than offset raw material inflation and unit volume declines.

The Company continues to expect full-year 2017 industry unit shipments in Brazil to be flat.

Whirlpool Asia

Whirlpool Asia reported second-quarter net sales of $358 million, compared to $363 million in the same prior-year period. Excluding the impact of currency, sales were flat.

The region reported a second-quarter GAAP operating loss of $(32) million, or (9.1) percent of sales, compared to GAAP operating profit of $16 million, or 4.4 percent of sales, in the same prior-year period. Ongoing business segment operating profit(4) totaled $8 million, or approximately 2 percent of sales, compared to $29 million, or 8.1 percent of sales, in the same prior-year period. On a GAAP and ongoing basis, favorable impacts from cost productivity, unit volume growth and foreign currency were more than offset by raw material inflation and unfavorable product price/mix. Additionally, on a GAAP basis, the Company made an adjustment in its China business of $(40) million, primarily to align trade promotion accruals from prior periods to the Company's global standards.

The Company expects that cost mitigation efforts and product price/mix, driven by innovative product launches and previously-announced cost-based price increases, will improve operating margins in the second half of the year.

The Company continues to expect full-year 2017 industry unit shipments to be flat to up 2 percent.

Regional Summary

“We are pleased with double digit unit volume growth, continued market share gains and strong operating margins in North America, as our industry-leading brands and innovative products continue to deliver significant value, despite the impact of raw material inflation during the quarter,” said Marc Bitzer, president and chief operating officer of Whirlpool Corporation. “We expect profitable growth in EMEA during the second half of this year, and remain confident in our ability to manage through volatility in emerging markets.”

OUTLOOK

For the full-year 2017, the Company now expects to generate cash from operating activities of $1.65 to $1.7 billion and continues to expect to generate free cash flow(3) of approximately $1 billion. Included in this guidance are primarily acquisition-related restructuring cash outlays of up to $165 million, legacy product warranty and liability costs of $70 million, pension contributions of $45 million and, with respect to free cash flow(3), capital spending of $650 to $700 million.

For the full-year 2017, Whirlpool Corporation now expects GAAP earnings per diluted share of $12.40 to $12.90 and ongoing business earnings per diluted share(1) of $14.50 to $15.00.

“Our strong free cash flow generation gives us ample flexibility to effectively execute our balanced capital allocation strategy,” said Fettig. “We plan to continue returning strong levels of cash to our shareholders through our increased dividend and $2.35 billion share repurchase authorization.”

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears below.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears below.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears below.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears below.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 93,000 employees and 70 manufacturing and technology research centers throughout the world in 2016. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country around the world. Additional information about the company can be found at whirlpoolcorp.com, or find us on Twitter at @WhirlpoolCorp.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and raw material prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (3) Whirlpool's ability to maintain its reputation and brand image; (4) the ability of Whirlpool to achieve its business plans, productivity improvements, and cost control objectives, and to leverage its global operating platform, and accelerate the rate of innovation; (5) Whirlpool's ability to obtain and protect intellectual property rights; (6) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (8) information technology system failures, data security breaches, network disruptions, and cybersecurity attacks; (9) product liability and product recall costs; (10) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (11) our ability to attract, develop and retain executives and other qualified employees; (12) the impact of labor relations; (13) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (14) Whirlpool’s ability to manage foreign currency fluctuations; (15)  inventory and other asset risk; (16)  the uncertain global economy and changes in economic conditions which affect demand for our products; (17)  health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (18) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (19) the effects and costs of governmental investigations or related actions by third parties; and (20) changes in the legal and regulatory environment including environmental, health and safety regulations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars, except share data)

	Three Months Ended		Six Months Ended
	2017	2016	2017	2016
Net sales	$5,347	$5,198	$10,133	$9,814
Expenses
Cost of products sold	4,471	4,229	8,431	8,022
Gross margin	876	969	1,702	1,792
Selling, general and administrative	526	543	1,025	1,016
Intangible amortization	17	18	34	36
Restructuring costs	59	40	105	87
Operating profit	274	368	538	653
Other (income) expense
Interest and sundry (income) expense	23	41	48	73
Interest expense	39	41	80	79
Earnings before income taxes	212	286	410	501
Income tax (benefit) expense	33	(56)	73	3
Net earnings	179	342	337	498
Less: Net earnings (loss) available to noncontrolling interests	(10)	22	(5)	28
Net earnings available to Whirlpool	$189	$320	$342	$470
Per share of common stock
Basic net earnings available to Whirlpool	$2.55	$4.20	$4.60	$6.13
Diluted net earnings available to Whirlpool	$2.52	$4.15	$4.53	$6.06
Dividends declared	$1.10	$1.00	$2.10	$1.90
Weighted-average shares outstanding (in millions)
Basic	74.0	76.2	74.4	76.7
Diluted	75.1	77.4	75.6	77.8

Comprehensive income	$170	$299	$408	$611

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,041	$1,085
Accounts receivable, net of allowance of $161 and $185, respectively	2,974	2,711
Inventories	3,230	2,623
Prepaid and other current assets	984	920
Total current assets	8,229	7,339
Property, net of accumulated depreciation of $6,542 and $6,055, respectively	3,811	3,810
Goodwill	3,053	2,956
Other intangibles, net of accumulated amortization of $429 and $387, respectively	2,602	2,552
Deferred income taxes	2,214	2,154
Other noncurrent assets	297	342
Total assets	$20,206	$19,153
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,733	$4,416
Accrued expenses	695	649
Accrued advertising and promotions	655	742
Employee compensation	381	390
Notes payable	1,111	34
Current maturities of long-term debt	659	560
Other current liabilities	822	871
Total current liabilities	9,056	7,662
Noncurrent liabilities
Long-term debt	3,631	3,876
Pension benefits	1,052	1,074
Postretirement benefits	324	334
Other noncurrent liabilities	463	479
Total noncurrent liabilities	5,470	5,763
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 111 million shares issued, and 73 million and 74 million shares outstanding, respectively	111	111
Additional paid-in capital	2,721	2,672
Retained earnings	7,501	7,314
Accumulated other comprehensive loss	(2,328)	(2,400)
Treasury stock, 38 million and 37 million shares, respectively	(3,274)	(2,924)
Total Whirlpool stockholders’ equity	4,731	4,773
Noncontrolling interests	949	955
Total stockholders’ equity	5,680	5,728
Total liabilities and stockholders’ equity	$20,206	$19,153

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED JUNE 30
(Millions of dollars)

	Six Months Ended
	2017	2016
Operating activities
Net earnings	$337	$498
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	319	332
Changes in assets and liabilities:
Accounts receivable	(179)	(248)
Inventories	(522)	(528)
Accounts payable	175	(98)
Accrued advertising and promotions	(108)	(112)
Accrued expenses and current liabilities	(78)	(9)
Taxes deferred and payable, net	(84)	(132)
Accrued pension and postretirement benefits	(35)	(32)
Employee compensation	(2)	(48)
Other	(14)	(27)
Cash used in operating activities	(191)	(404)
Investing activities
Capital expenditures	(210)	(206)
Proceeds from sale of assets and business	4	51
Change in restricted cash	41	12
Investment in related businesses	(32)	(8)
Other	(5)	(1)
Cash used in investing activities	(202)	(152)
Financing activities
Proceeds from borrowings of long-term debt	—	491
Repayments of long-term debt	(260)	(257)
Net proceeds from short-term borrowings	1,052	968
Dividends paid	(155)	(145)
Repurchase of common stock	(350)	(325)
Common stock issued	32	10
Other	(6)	—
Cash provided by financing activities	313	742
Effect of exchange rate changes on cash and cash equivalents	36	1
Increase (decrease) in cash and cash equivalents	(44)	187
Cash and cash equivalents at beginning of period	1,085	772
Cash and cash equivalents at end of period	$1,041	$959

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, earnings before interest and taxes (EBIT), EBIT margin, ongoing business EBIT, ongoing business EBIT margin, ongoing business earnings, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding currency, ongoing business net sales and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales. Management believes that sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations.The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), net earnings available to Whirlpool per diluted share, net earnings, net earnings available to Whirlpool, net sales, reported operating profit (loss) by segment, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. GAAP net earnings available to Whirlpool per diluted share and ongoing business earnings per diluted share are presented net of tax, while individual adjustments in each reconciliation are presented on a pre-tax basis; the income tax impact line item aggregates the tax impact for these adjustments. The tax impact of individual line item adjustments may not foot precisely to the aggregate income tax impact amount, as each line item adjustment may include non-taxable components. Prior-period comparisons have been recast to reflect the tax impact of adjustments as a single adjustment. Historical quarterly earnings per share amounts are presented based on a normalized tax rate adjustment to reconcile quarterly tax rates to full-year tax rate expectations. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Second-Quarter 2017 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2017. Ongoing business operating margin is calculated by dividing ongoing business operating profit (loss) by ongoing business net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by ongoing business net sales. Ongoing business net sales excludes $(32) million primarily related to an adjustment for trade promotion accruals in prior periods. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our second-quarter adjusted effective tax rate of 19.1%.

	Three Months Ended
	June 30, 2017
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP measure	$274	$251	$2.52
Restructuring expense(a)	59	59	0.78
Out-of-period adjustment(d)	40	40	0.27
Income tax impact	—	—	(0.20)
Normalized tax rate adjustment(b)	—	—	(0.02)
Ongoing business measure	$373	$350	$3.35

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$189
Net earnings (loss) available to noncontrolling interests	(10)
Income tax expense (benefit)	33
Interest expense	39
Earnings before interest & taxes(5)	$251

Note: Numbers may not reconcile due to rounding

Second-Quarter 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the three months ended June 30, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of 22.0%.

	Three Months Ended
	June 30, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP measure(c)	$368	$327	$4.15
Restructuring expense(a)	40	40	0.52
Acquisition related transition costs	30	30	0.39
Legacy product warranty and liability expense	(1)	1	0.01
Income tax impact	—	—	(0.17)
Normalized tax rate adjustment(b)	—	—	(1.40)
Ongoing business measure	$437	$398	$3.50

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$320
Net earnings (loss) available to noncontrolling interests	22
Income tax expense (benefit)	(56)
Interest expense	41
Earnings before interest & taxes(5)	$327

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended June 30, 2017. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales. Ongoing business segment net sales excludes $(32) million primarily related to an adjustment for trade promotion accruals in prior periods.

	Three Months Ended
	June 30, 2017
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Out-of-Period Adjustment(d)	Ongoing Business Segment Operating Profit (Loss)
North America	$354	$—	$—	$354
EMEA	—	—	—	—
Latin America	59	—	—	59
Asia	(32)	—	40	8
Other/Eliminations	(107)	59	—	(48)
Total Whirlpool Corporation	$274	$59	$40	$373

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, reported segment operating profit (loss), for the three months ended June 30, 2016. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	June 30, 2016
	Segment Operating Profit (Loss)(c)	Restructuring Expense(a)	Acquisition Related Transition Costs	Legacy Product Warranty and Liability Expense	Ongoing Business Segment Operating Profit (Loss)
North America	$340	$—	$—	$—	$340
EMEA	46	—	15	(1)	60
Latin America	50	—	—	—	50
Asia	16	—	13	—	29
Other/Eliminations(c)	(84)	40	2	—	(42)
Total Whirlpool Corporation	$368	$40	$30	$(1)	$437

Note: Numbers may not reconcile due to rounding

Full-Year 2017 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ending December 31, 2017. Ongoing business operating margin is calculated by dividing ongoing business operating profit (loss) by ongoing business net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by ongoing business net sales. Ongoing business net sales excludes $(32) million primarily related to an adjustment for trade promotion accruals in prior periods. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated full-year tax rate of approximately 20%.

	Twelve Months Ending
	December 31, 2017
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP measure	$1,445 - 1,495	$1,335 - 1,385	$12.40 - 12.90
Restructuring expense(a)	175	175	2.32
Out-of-period adjustment(d)	40	40	0.27
Income tax impact	—	—	(0.49)
Ongoing business measure	$1,660 - 1,710	$1,550 - 1,600	$ 14.50 - 15.00

(5) Earnings Before Interest & Taxes (EBIT) is a non-GAAP measure. Whirlpool does not provide a forward-looking quantitative reconciliation of EBIT to the most directly comparable GAAP financial measure, net earnings available to Whirlpool, because the net earnings available to noncontrolling interests item of such reconciliation -- which has historically represented a relatively insignificant amount of Whirlpool's overall net earnings -- implicates Whirlpool's projections regarding the earnings of Whirlpool's non wholly-owned subsidiaries and joint ventures that cannot be quantified precisely or without unreasonable efforts.

Note: Numbers may not reconcile due to rounding.

Full-Year 2016 Ongoing Business Operating Profit, Ongoing Business Earnings Before Interest and Taxes and Ongoing Business Earnings per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before interest and taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, net earnings available to Whirlpool and net earnings per diluted share available to Whirlpool, for the twelve months ended December 31, 2016. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales. Ongoing business EBIT margin is calculated by dividing ongoing business EBIT by net sales. The earnings per diluted share GAAP measure and ongoing business measure are presented net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our full-year tax rate of 16.6%.

	Twelve Months Ended
	December 31, 2016
	Operating Profit	Earnings Before Interest & Taxes(5)	Earnings per Diluted Share
Reported GAAP measure(c)	$1,368	$1,275	$11.50
Restructuring expense(a)	173	173	2.24
Acquisition related transition costs	82	86	1.11
Legacy product warranty and liability expense	3	(23)	(0.30)
Income tax impact	—	—	(0.49)
Ongoing business measure	$1,626	$1,511	$14.06

Earnings Before Interest & Taxes Reconciliation:

Net earnings available to Whirlpool	$888
Net earnings (loss) available to noncontrolling interests	40
Income tax expense (benefit)	186
Interest expense	161
Earnings before interest & taxes(5)	$1,275

Footnotes:

a.
RESTRUCTURING EXPENSE - During the fourth quarter of 2014, we completed the acquisition of Indesit S.p.A., which, due to its size, materially changed our European footprint. These costs are primarily related to Indesit restructuring and creating a more streamlined and efficient European operation, and also relate to certain other unique restructuring events.

b.
NORMALIZED TAX RATE ADJUSTMENT - During the second quarter of 2017, we calculated ongoing business diluted EPS using an adjusted tax rate of 19.1%. We anticipate a 2017 full-year effective tax rate of approximately 20%. During the second quarter of 2016, we made an adjustment to ongoing business diluted EPS to reconcile specific items reported to our anticipated full-year effective tax rate of 22.0%.

c.
ADOPTION OF NEW ACCOUNTING STANDARDS - In 2017, the FASB issued ASU No. 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost". The guidance in ASU 2017-07 requires that the service cost component of net periodic benefit cost for pension and postretirement benefits is recorded in the same income statement line items as other employee compensation costs arising from services rendered during the period. Service cost is included in cost of products sold and selling, general and administrative expense. The other components of net periodic pension cost and postretirement benefits cost (other components of net periodic cost) are recorded in interest and sundry (income) expense in 2017. We retrospectively adopted the new accounting standard. As of June 30, 2017 the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was immaterial. For the full year ended December 31, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $14 million. For the three months ended June 30, 2016, the reclassification of other components of net periodic cost, from cost of products sold and selling, general and administrative expense to interest and sundry (income) expense was approximately $2 million.

d.
OUT-OF-PERIOD ADJUSTMENT - During the second quarter of 2017, we recorded out-of-period adjustments in our China business primarily related to trade promotion accruals in prior periods. The impacts to net sales and operating profit were $(32) million and $(40) million, respectively. These impacts are not material to Whirlpool Corporation's financial statements in this or any prior reporting period.

Free Cash Flow

As defined by the Company, free cash flow is cash provided by (used in) operating activities after capital expenditures, proceeds from the sale of assets and businesses and changes in restricted cash. The reconciliation provided below reconciles six months ended June 30, 2017 and 2016 and projected 2017 full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Six Months Ended June 30,
(millions of dollars)	2017	2016	2017 Outlook
Cash provided by (used in) operating activities	$(191)	$(404)	$1,650 - $1,700
Capital expenditures, proceeds from sale of assets/businesses and change in restricted cash*	(165)	(143)	(650) - (700)
Free cash flow	$(356)	$(547)	~$1,000

Cash used in investing activities**	$(202)	$(152)
Cash provided by financing activities**	$313	$742

*The change in restricted cash relates to the private placement funds paid by Whirlpool to acquire majority control of Whirlpool China (formerly Hefei Sanyo) and which are used to fund capital and technical resources to enhance Whirlpool China’s research and development and working capital, as required by the terms of the Hefei Sanyo acquisition completed in October 2014.

**Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.

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